Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Prothena Corporation plc:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our report refers to a change in the Company’s method of accounting for leases as of January 1, 2019 due to the adoption of the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP
San Francisco, California
August 11, 2020